UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                                  DexCom, Inc.
                                  ------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)

                                    252131107
                                    ---------
                                 (CUSIP Number)

                                  July 24, 2009
                                  -------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                                --------------------
CUSIP No.252131107                       13G                Page 2 of 13  Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Private Equity VIII, L.P.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH         ------ -----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No.252131107                       13G                Page 3 of 13  Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus & Co.
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH         ------ -----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           PN
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No.252131107                       13G                Page 4 of 13  Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH         ------ -----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No.252131107                       13G                Page 5 of 13  Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Partners, LLC
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH         ------ -----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           OO
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No.252131107                       13G                Page 6 of 13  Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Charles R. Kaye
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH         ------ -----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

----------------------------                                --------------------
CUSIP No.252131107                       13G                Page 7 of 13  Pages
----------------------------                                --------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Joseph P. Landy
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a) [ ]
                                                                     (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             0
     OWNED BY
       EACH         ------ -----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            0
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON

           IN
---------- ---------------------------------------------------------------------

This Amendment No. 2 to Schedule 13G amends and restates in its entirety Amendment No. 1 to Schedule 13G, which amended the initial Schedule 13G (the "Initial Schedule 13G") filed by Warburg Pincus Private Equity VIII, L.P., Warburg Pincus Partners, LLC, Warburg Pincus & Co. and Warburg Pincus LLC with the Securities Exchange Commission with respect to the common stock, par value $0.001 per share (the "Common Stock") of DexCom, Inc. (the "Company") on February 1, 2006. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Initial Schedule 13G.

Item 1(a):        Name of Issuer:

                  DexCom, Inc.

Item 1(b):        Address of Issuer's Principal Executive Offices:

                  6340 Sequence Drive
                  San Diego, CA  92121

Item 2(a):        Name of Person Filing:

     This Amendment No. 2 to Schedule 13G is filed by Warburg Pincus Private Equity VIII, L.P. and two affiliated entities (collectively, "WP VIII"). The sole general partner of WP VIII is Warburg Pincus Partners, LLC ("WPP LLC"). WPP LLC is managed by Warburg Pincus & Co. ("WP"). Warburg Pincus LLC ("WP LLC") manages WP VIII. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. Each of WP, WPP LLC, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the Common Stock except to the extent of any indirect pecuniary interest therein. Mr. Kaye, Mr. Landy, WP VIII, WPP LLC, WP and WP LLC are sometimes collectively referred to herein as the "Warburg Pincus Reporting Persons."

Item 2(b):        Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of the Warburg Pincus Reporting Persons is c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

Item 2(c):        Citizenship:

     WP VIII is a Delaware limited partnership, WPP LLC is a New York limited liability company, WP is a New York general partnership and WP LLC is a New York limited liability company. Mr. Kaye and Mr. Landy are United States citizens.

Item 2(d):        Title of Class of Securities:

     Common Stock, par value $0.001 per share

Item 2(e):        CUSIP Number

     252131107

Item 3: If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

                  A. [ ] Broker or dealer registered under Section 15 of the Act,

                  B.  [ ] Bank as defined in Section 3(a)(6) of the Act,

                  C. [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

                  D. [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,

                  E.  [ ] Investment Adviser in accordance with Rule 13d-1
                      (b)(1)(ii)(E),

                  F. [ ] Employee Benefit Plan or Endowment Fund in accordance with 13d-1 (b)(1)(ii)(F),

                  G. [ ] Parent Holding Company or control person in accordance with Rule 13d-1 (b)(1)(ii)(G),

                  H. [ ] Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act,

                  I. [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

                  J.  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:  Ownership:

A.       Warburg Pincus Private Equity VIII, L.P.
         ----------------------------------------

        (a) Amount beneficially owned: 0
        (b) Percent of class: 0%
        (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0

B.       Warburg Pincus Partners, LLC
         ----------------------------

        (a) Amount beneficially owned: 0
        (b) Percent of class: 0%
        (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0

C.       Warburg Pincus & Co.
         -----------------------------

        (a) Amount beneficially owned: 0
        (b) Percent of class: 0%
        (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0

D.       Warburg Pincus LLC
         ------------------

        (a) Amount beneficially owned: 0
        (b) Percent of class: 0%
        (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0


E.       Charles R. Kaye
         ---------------

        (a) Amount beneficially owned: 0
        (b) Percent of class: 0%
        (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0

F.       Joseph P. Landy
         ---------------

        (a) Amount beneficially owned: 0
        (b) Percent of class: 0%
        (c) Number of shares as to which such person has:
                (i) Sole power to vote or direct the vote: 0
                (ii) Shared power to vote or direct the vote: 0
                (iii) Sole power to dispose or direct the disposition: 0
                (iv) Shared power to dispose or direct the disposition: 0

Item 5:  Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ X ]

Item 6:  Ownership of More than Five Percent on Behalf of Another Person:

     Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     N/A

Item 8:  Identification and Classification of Members of the Group:

     The Warburg Pincus Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. The agreement among WP VIII, WPP LLC, WP and WP LLC to file jointly is attached as Exhibit A to the Initial Schedule 13G. Each of the Warburg Pincus Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock, other than those reported herein as being owned by it.

Item 9:  Notice of Dissolution of Group:

     N/A

Item 10: Certification:

     N/A

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 24, 2009        WARBURG PINCUS PRIVATE EQUITY VIII, L.P.
                                    By:  Warburg Pincus Partners, LLC,
                                          its General Partner

                                     By:  Warburg Pincus & Co.,
                                          its Managing Member


                            By: /s/ Scott A. Arenare
                                --------------------
                               Name:  Scott A. Arenare
                               Title: Partner



Dated:  July 24, 2009       WARBURG PINCUS PARTNERS LLC
                                    By:  Warburg Pincus & Co.,
                                         its Managing Member


                            By: /s/ Scott A. Arenare
                                --------------------
                               Name:  Scott A. Arenare
                               Title: Partner



Dated:  July 24, 2009       WARBURG PINCUS & CO.


                            By: /s/ Scott A. Arenare
                                --------------------
                               Name:  Scott A. Arenare
                               Title: Partner



Dated:  July 24, 2009        WARBURG PINCUS LLC


                             By: /s/ Scott A. Arenare
                                 -----------------------
                                 Name:  Scott A. Arenare
                                 Title: Managing Director

Dated:  July 24, 2009



                           By: /s/ Scott A. Arenare
                                --------------------
                               Name:  Charles R. Kaye
                               Title: Scott A. Arenare, Attorney-in-Fact*

Dated:  July 24, 2009

                            By: /s/ Scott A. Arenare
                                --------------------
                               Name:  Joseph P. Landy
                               Title: Scott A. Arenare, Attorney-in-Fact**


* Power of Attorney given by Mr. Kaye was previously filed with the SEC on March 2, 2006 as an exhibit to a Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.

** Power of Attorney given by Mr. Landy was previously filed with the SEC on March 2, 2006 as an exhibit to a Schedule 13D filed by Building Products, LLC with respect to Builders FirstSource, Inc.